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                                                                   EXHIBIT 23.1

              CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4) and related Prospectus of Ascend Communications, Inc. for the registration of approximately 4,160,930 shares of its common stock and to the incorporation by reference therein of our report dated January 16, 1996, except for Note 8 as to which the date is March 27, 1996, with respect to the consolidated financial statements and schedule of Ascend Communications, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1995, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Ernst & Young LLP

Walnut Creek, California
July 10, 1996